Exhibit 10.72

ASSET PURCHASE AGREEMENT

by and between

SPANSION JAPAN LIMITED

and

FUJITSU LIMITED

September 28, 2006

CONFIDENTIAL

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page
11.9	Headings	22

11.10	Interpretation	22

11.11	Preparation of this Agreement	22

11.12	Severability	22

11.13	Entire Agreement	22

11.14	Counterparts	23

11.15	No Representations or Warranties	23

11.16	Spansion Guaranties	23

11.17	Purchaser Subsidiary	23

-iv-

List of Exhibits and Schedules
Schedule A	Definitions
Schedule B	Existing Dispute Resolution Procedures
Schedule 1.1(a)	Tangible Assets
Schedule 1.1(c)	JV1/JV2 Facilities
Schedule 1.1(e)	Assigned Contracts
Schedule 2.1	Inventory Price Calculation
Schedule 5.2	Assigned Leases
Schedule 5.3	Other Agreements
Schedule 5.5	Material Consents
Schedule 5.7	Raw Material Vendors
Schedule 6.9	Agreements to be Terminated

Seller’s Disclosure Schedule

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Master Lease Agreement
Exhibit D	Form of Foundry Agreement
Exhibit E	Form of Secondment and Transfer Agreement

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made as of this 28th day of September, 2006 (the “Agreement”) by and between Spansion Japan Limited, a corporation organized under the laws of Japan (“Seller”), Spansion Inc., a corporation organized under the laws of the State of Delaware (“Spansion U.S.”), Spansion Technology Inc., a corporation organized under the laws of the State of Delaware (“STI”), and Spansion LLC, a Delaware limited liability company, solely in their capacities as guarantors of Seller’s obligations hereunder (collectively “Guarantors”), and Fujitsu Limited, a corporation organized under the laws of Japan (“Purchaser”).

RECITALS

Seller owns the semiconductor fabrication facilities described on Schedule 1.1(c) hereto (the “JV1/JV2 Facilities”).

Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser the JV1/JV2 Facilities as well as certain assets located in the JV1/JV2 Facilities, and Purchaser will agree to assume certain obligations and liabilities in connection therewith upon the terms and conditions set forth below.

Capitalized terms used herein that are not otherwise defined shall have the respective meanings set forth in Schedule A attached hereto.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements hereinafter set forth, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

AGREEMENT

ARTICLE 1

THE TRANSACTION

1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties, covenants and agreements set forth herein, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, all right, title and interest in and to the following assets (collectively, the “Purchased Assets”):

(a) Tangible Assets. The machinery, equipment and other tangible assets specifically listed on Schedule 1.1(a) attached hereto and the Inventory (collectively, the “Tangible Assets”); it being understood and agreed that Schedule 1.1(a) is subject to adjustment in accordance with Section 1.2 below;

(b) Equipment Leases. All rights and obligations in, to and under the Assigned Leases;

(c) Real Property. The JV1/JV2 Facilities;

(d) Documents. All books, records and papers in the possession or control of Seller and that are reasonably necessary for Purchaser to operate the JV1/JV2 Facilities and the Tangible Assets, and to perform the obligations under the Assigned Leases, in substantially the same manner as operated and performed by Seller as of the date of this Agreement (subject to changes in the ordinary course of business) and as of the Closing Date, including real property title documents, user manuals, operating guides, bills of materials, records, maintenance schedules and records, supplier and other vendor ordering information and records, warranties for both materials and equipment purchased and products sold, listings of equipment utilized in the JV1/JV2 Facilities, and all other operational, commercial or technical information solely related to the JV1/JV2 Facilities, the Tangible Assets and the Assigned Leases, it being understood that Seller shall be entitled to retain a copy of all such books, records and papers, but excluding any books, records and papers related to information technology that is provided pursuant to the Services Agreement; and

(e) Assigned Contracts. All rights and obligations in, to and under the contracts (the “Assigned Contracts”) set forth on Schedule 1.1(e).

1.2 Final Determination of Tangible Assets.

(a) During the 30-day period immediately following the date of this Agreement, Purchaser may, upon reasonable prior notice to Seller, send its employees and representatives to visit the JV1/JV2 Facilities to inspect the equipment, machinery and other Tangible Assets at such location solely for the purpose of confirming that such Tangible Assets, as applicable, meet the qualification standards of Purchaser’s customers and Seller’s customers. Such visits shall be conducted during Seller’s normal working hours. While visiting in the JV1/JV2 Facilities, Purchaser shall at all times fully comply with Seller’s plant rules and regulations provided to Purchaser as well as all reasonable instructions that may be issued by Seller’s employees or personnel accompanying such employees or representatives of Purchaser. Each party shall, at its own expense, indemnify and hold harmless the other party and its employees from and against any and all direct losses or damages without limitation to any of the other party’s property or loss of personal health or life, caused by the indemnifying party’s representatives during any such visit. Seller shall use commercially reasonable efforts to locate and provide any of the information requested by Purchaser in connection with such visits, and Purchaser shall use its commercially reasonable efforts to minimize any disruption to Seller’s business in connection with the conduct of the process contemplated herein. The foregoing 30-day period shall be extended by the amount of time necessary to remedy any failure by Seller to provide access to the JV1/JV2 Facilities and/or to cooperate with Purchaser’s inspection and requests for information as provided above.

(b) At the expiration of the period provided for in subsection (a) above, Schedule 1.1(a) shall be amended as requested by Purchaser, it being understood that any deletions from Schedule 1.1(a) shall be made only as necessary in order for the Tangible Assets to meet qualification standards of Purchaser’s customers and Seller’s customers, and the Parties agree that any such equipment deleted from Schedule 1.1(a) shall be added to the equipment schedule in the Master Lease Agreement and a substantially similar item listed on the equipment schedule in the Master Lease Agreement shall be deleted from such equipment schedule and added to Schedule 1.1(a), as requested by Purchaser. The Purchase Price provided for in Section 2.1 shall be appropriately adjusted to reflect any such deletions and additions, based on any differences in net book values of the applicable equipment.

1.3 Excluded Assets. Any provision of this Agreement to the contrary notwithstanding, except for the Purchased Assets, Seller is not transferring and shall not transfer any assets of Seller not identified above (such assets, the “Excluded Assets”), which Excluded Assets are retained by Seller.

1.4 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall assign, and Purchaser shall assume, the Assumed Liabilities. Thereafter, Purchaser shall pay and discharge all such Assumed Liabilities as and when such Assumed Liabilities become due and owing. For the purposes of this Agreement, the “Assumed Liabilities” shall mean only Liabilities which relate to, arise out of or are incurred in connection with the Purchased Assets on or after the Closing, including the Assigned Leases and the Assigned Contracts, but not including any Excluded Liabilities.

1.5 Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement, except for the Assumed Liabilities, Purchaser is not assuming or agreeing to pay, perform or discharge, and Purchaser shall not be liable for, any contracts, agreements, commitments or Liabilities of Seller whatsoever, including any of the following (collectively, the “Excluded Liabilities”):

(a) except as expressly provided for in Section 2.2(a) below, any Taxes or similar charges that may become payable by Seller by reason of the sale and transfer of the Purchased Assets under any taxing authority or that may be imposed on Seller by reason of Seller’s receipt of the Purchase Price or relief from any of the Assumed Liabilities;

(b) any trade accounts payable, accrued Liabilities or other Liabilities of Seller as of the Closing, whether or not such amounts are known or payable prior to the Closing;

(c) any Liabilities which relate to, arise out of or are incurred in connection with the Purchased Assets, or use, operation or possession thereof, prior to the Closing; and

(d) any Liabilities which relate to, arise out of or are incurred in connection with any claim, litigation or other proceeding threatened or pending before the Closing or initiated after the Closing but based on an act or omission of Seller or any current or former officer, director, employee or agent of Seller acting on Seller’s behalf, or the use, operation or possession of the Purchased Assets, occurring before the Closing.

ARTICLE 2

PURCHASE PRICE; CLOSING

2.1 Purchase Price. Subject to the terms and conditions of this Agreement, as full consideration for the sale, assignment, transfer and delivery of the Purchased Assets by Seller to Purchaser and the execution and delivery of the Transaction Agreements by Seller, Purchaser shall deliver to Seller at the Closing an amount equal to [seventeen billion seventy million three hundred ninety-seven thousand six hundred eighty (17,070,397,680)] Japanese Yen plus the Japanese Yen amount payable by Purchaser to Seller for the Inventory (which shall be calculated as set forth on Schedule 2.1) (together, the “Purchase Price”), payable by wire transfer of immediately available funds to Seller’s account as specified by written notice to Purchaser prior to the Closing (“Seller’s Account”).

2.2 Transfer Taxes; Other Taxes.

(a) Purchaser and Seller shall each be responsible for and shall pay one-half (1/2) of any and all Stamp Tax when due and shall provide each other with documentation of such filings and payments upon written request by the other party. Purchaser shall be responsible for any other Transfer Taxes.

(b) After the Closing, upon reasonable written notice, Seller and Purchaser agree to furnish or cause to be furnished to each other and their Representatives access, during normal business hours, to such information and assistance relating to the Purchased Assets as are reasonably necessary for financial reporting and accounting matters relating to the Purchased Assets, the preparation and filing of any Tax Returns, reports or forms relating to the Purchased Assets, the defense of any Tax or other claim or assessment relating to the Purchased Assets or, in the case of Seller, relating to the operation of the Purchased Assets prior to the Closing, provided, however, that such access and assistance do not unreasonably disrupt the normal operations of Purchaser, in the case of access and assistance given to Seller, or Seller, in the case of access and assistance given to Purchaser.

(c) To the extent not allocated in this Agreement, Seller shall be responsible for and shall promptly pay when due all Taxes levied with respect to the Purchased Assets attributable to the Pre-Closing Period. To the extent not allocated in this Agreement, Purchaser shall be responsible for and shall promptly pay when due all Taxes levied with respect to the Purchased Assets attributable to the Post-Closing Period. All such Taxes levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Purchaser and Seller based on the number of days of such taxable period included in the Pre-Closing Period and the number of days of such taxable period included in the Post-Closing Period. Seller shall be liable for the proportionate amount of such Taxes attributable to the Purchased Assets that is attributable to the Pre-Closing Period, and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period. Upon receipt of any bill for such Taxes relating to the Purchased Assets, Purchaser and Seller shall each present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 2.2 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 30 days after delivery of such statement. In the event that Purchaser or Seller shall make any payment for which it is entitled to reimbursement under this Section, the applicable party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

2.3 The Closing. The consummation of the Transactions (the “Closing”) will take place at a location to be agreed upon by Purchaser and Seller on April 2, 2007 (Tokyo time), provided all the closing conditions have been met or waived in writing by the Parties, or at such other place, date and time as the Parties mutually agree (the “Closing Date”).

2.4 Deliveries by Seller. At the Closing, Seller shall (i) take all reasonable steps necessary to place Purchaser in actual possession and operating control of the Purchased Assets and (ii) deliver the following items, duly executed by Seller (and which shall be countersigned by Purchaser, as applicable) all of which shall be in a form and substance reasonably acceptable to Purchaser and Purchaser’s counsel:

(a) Bill of Sale and Assignment and Assumption Agreement. The Bill of Sale and Assignment and Assumption Agreement executed by Seller covering all of the applicable Purchased Assets, substantially in the forms attached hereto as Exhibit A and Exhibit B, respectively.

(b) Ancillary Agreements. The Ancillary Agreements executed by Seller.

(c) Other Conveyance Instruments. Such other specific instruments of sale, transfer, conveyance and assignment, if any, as may be necessary or useful to transfer all right, title and interest in and to the Purchased Assets to Purchaser.

(d) Closing Condition Documents. All the documents provided for in Article 7 below.

2.5 Deliveries by Purchaser. At the Closing, Purchaser shall deliver the following items, duly executed by Purchaser (and which shall be countersigned by Seller, as applicable), all of which shall be in a form and substance reasonably acceptable to Seller and Seller’s counsel:

(a) Wire Transfer. A wire transfer in the amount of the Purchase Price into Seller’s Account.

(b) Ancillary Agreements. The Ancillary Agreements executed by Purchaser.

(c) Assumption Instruments. Such other specific instruments of assumption, if any, as may be necessary for Purchaser to assume the Assumed Liabilities, including the Assignment and Assumption Agreement.

(d) Closing Condition Documents. All other documents provided for in Article 6 below.

2.6 Transfer of Title; Risk of Loss. Legal and equitable title and risk of loss with respect to all of the Purchased Assets shall pass to Purchaser from Seller on transfer of the Purchased Assets on the Closing Date pursuant to, and in accordance with, the terms of this Agreement. Seller’s insurance coverage, if any, for the Purchased Assets will cease as of the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the following are true and correct as of the date hereof, except as set forth on Seller’s Disclosure Schedule:

3.1 Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of Japan.

3.2 Authority; Enforceability. Seller has the requisite corporate power and corporate authority to conduct its business relating to the Purchased Assets as now conducted, to own, lease and operate the Purchased Assets as now owned, leased and operated, and to enter into the Transaction Agreements and to carry out the Transaction. All corporate proceedings required to be taken by Seller to authorize the execution, delivery and performance of the Transaction Agreements and the consummation of the Transaction have been or will be as of the Closing properly taken. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and each of the Ancillary Agreements as of the Closing will have been duly and validly executed and delivered by Seller and will constitute, a valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditors’ rights generally and rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Tangible Assets. Seller holds good and marketable title to all of the Tangible Assets, free and clear of any Liens, except for Permitted Liens. The Tangible Assets are in good operating condition and repair, subject only to ordinary wear and tear, except where the failure to be in such condition would not have, or would not be reasonably expected to have, a Material Adverse Effect. As of the Closing, the Inventory, and to the Knowledge of Seller the raw materials on hand, shall be usable in the ordinary course of business in all material respects. To the Knowledge of Seller, the current use and operation of the Tangible Assets are in compliance in all material respects with all Applicable Laws. Seller has not received any notice of material non-compliance with any Applicable Laws with respect to the possession or operation of the Tangible Assets.

3.4 JV1/JV2 Facilities. Seller holds good and marketable title to, and is in possession of, the JV1/JV2 Facilities, free and clear of any Liens, except for Permitted Title Exceptions. No part of the JV1/JV2 Facilities is subject to any real property lease. To the Knowledge of Seller, the current use and operation of the JV1/JV2 Facilities are in compliance in all material respects with all Applicable Laws (including Environmental Laws and Laws relating to zoning and land use) and public and private covenants and restrictions. Seller has not received any notice of material non-compliance with any Applicable Laws with respect to the possession or operation of the JV1/JV2 Facilities. There is no pending or, to the Knowledge of Seller, threatened condemnation, expropriation, taking or other form of eminent domain proceeding against all or any portion of the JV1/JV2 Facilities. As of the Closing Date, Seller shall have provided to Purchaser true and complete copies of all documents in Seller’s possession or control that evidence title to and ownership of the JV1/JV2 Facilities.

3.5 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller do not and will not (a) breach, violate or conflict with any provision of the charter documents of Seller, as amended to date, (b) conflict with or violate any material law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Seller or the Purchased Assets, (c) result in the creation or imposition of any Lien on any of the Purchased Assets or (d) prohibit consummation by Seller of the transactions contemplated by the Transaction Agreements. No consent, approval or authorization of or filing with any Governmental Authority, or any other Person, is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby.

3.6 Litigation. There is no Action pending or, to the Knowledge of Seller, threatened against, relating to or affecting (i) the Purchased Assets or (ii) the transactions contemplated by this Agreement and the Ancillary Agreements. There is no judgment, order, writ or decree that relates to or affects the Purchased Assets or Seller’s ability to consummate the Transaction.

3.7 Insurance. Set forth on Section 3.7 of the Seller’s Disclosure Schedule is a list of Seller’s material policies of insurance which insure the Purchased Assets. To the Knowledge of Seller, there are no material claims by Seller pending or threatened with respect to the Purchased Assets under said policies or disputes with underwriters, and all premiums due and payable have been paid and all such policies are in full force and effect in accordance with their respective terms.

3.8 Brokers’ or Finders’ Fees. Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Transaction Agreements or any transaction contemplated by the Transaction Agreements. Seller has not taken any action or entered into any agreement or understanding that will cause Purchaser to incur any of the foregoing liabilities.

3.9 Permits. Seller has obtained all material permits and other authorizations (collectively, “Permits”) necessary for the ownership, operation and use of the Purchased Assets in substantially the same manner as currently owned, operated and used and each Permit is valid and remains in full force and effect. Seller is not in default (nor has Seller failed to comply), nor has Seller received any notice of any claim of default or failure to comply, with respect to any Permit.

3.10 Assigned Leases and Assigned Contracts. Each of the Assigned Leases and Assigned Contracts is in full force and effect and each constitutes a legal, valid and binding agreement of Seller and, to Seller’s Knowledge, of each other party thereto, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditor’ rights generally and rules of law governing specific performance, injunctive relief and other equitable remedies, and no term or condition thereof has been amended from the form provided to Purchaser. There are no material defaults by Seller under any of its obligations under any of the Assigned Leases or Assigned Contracts and no events have occurred that with the lapse of time or action or inaction by any party thereto would result in any material violations thereof or any material defaults thereunder. There is no action to which Seller is a party in which relief is sought involving, affecting or relating in any manner to any of the Assigned Leases or Assigned Contracts and, to the Knowledge of Seller, there is no litigation, action, suit, proceeding or governmental investigation pending or threatened against Seller involving , affecting or relating to any of the Assigned Leases or Assigned Contracts. None of Seller’s rights under any of the Assigned Leases or Assigned Contracts will be materially impaired by the consummation of the transactions contemplated by this Agreement, and all such rights will inure to and be enforceable by Purchaser after the Closing Date without any authorization, approval, permission or license of, or filing with, any other Person.

3.11 Environmental Matters. To the Knowledge of Seller, since June 30, 2003:

(a) Seller has not Handled or Released any Hazardous Substances at, on, under, to or from the JV1/JV2 Facilities in violation of any applicable Environmental Law, or that has resulted in, or could reasonably be expected to result in, any Liability or potential Liability under any Environmental Law.

(b) No Release of any Hazardous Substance has occurred, or is occurring, at, on, under, from or to the JV1/JV2 Facilities, and no Hazardous Substances are present on, in or under the JV1/JV2 Facilities, regardless of how the Hazardous Substance(s) came to rest there, in violation of any applicable Environmental Law or that could reasonably be expected to result in any Liability under any Environmental Law.

(c) No underground tanks are or have been owned or operated by Seller at the JV1/JV2 Facilities. No underground storage tanks, landfills, surface impoundments, waste piles or other land treatment, land storage or disposal areas are or have been located on, in or under any of the JV1/JV2 Facilities, and no PCBs or asbestos-containing materials are located on, in or under any of the JV1/JV2 Facilities.

(d) Seller has not received written notice of any assertion by any Governmental Authority or other Person that any of them may be a potentially responsible party in connection with the JV1/JV2 Facilities. There are no proceedings that are pending or threatened by any Governmental Authority or Person relating to the JV1/JV2 Facilities arising under or pursuant to any Environmental Law. Seller has not received any written notice from any Governmental Authority or Person that is outstanding or has not been resolved and no condition or circumstance exists, that (with or without notice or lapse of time or both) would reasonably be likely to give rise to, or serve as a basis for, the commencement of any such proceeding. Seller has not entered into or received, nor is Seller in default under, any judgment, writ order or decree of any Governmental Authority under any Environmental Law relating to the JV1/JV2 Facilities.

(e) There are no closures or substantial modifications to any equipment or facilities used in connection with the Handling or Release of Hazardous Substances (including wastewater) at the JV1/JV2 Facilities currently planned by Seller in order to avoid any violation of any applicable Environmental Law; there are no operational changes at the JV1/JV2 Facilities currently planned by Seller that could reasonably be expected to require any such closures or modifications; and no such closures or modifications are required to effect the transactions contemplated hereby.

(f) No Lien has arisen or is threatened on or against any of the Purchased Assets under or as a result of a violation of, or any other Liability under, any Environmental Laws.

3.12 No Other Agreements. Seller does not have any legal obligation, absolute or contingent, to any Person other than Purchaser to sell, assign, lease or sublease or otherwise transfer, convey or place any Lien on any of the Purchased Assets, other than dispositions of Inventory in the ordinary course of business.

3.13 Absence of Changes. Since March 31, 2006, (a) the Purchased Assets have been owned and operated in all material respects in the ordinary course consistent with past practice and (b) there has been no change or event relating to the Purchased Assets which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

3.14 Warranty Claims. Since June 30, 2003, product warranty claims made with respect to products fabricated at the JV1/JV2 Facilities have not exceeded an aggregate of five million dollars (US$5,000,000) for any particular product.

3.15 Value of Assets. Section 3.15 of the Seller’s Disclosure Schedule sets forth the net book value of the tangible Purchased Assets (other than Inventory) as of the end of the Seller’s fiscal year immediately preceding the date of this Agreement; provided, however, that with respect to any Purchased Assets acquired by Seller subsequent to that date, Section 3.15 of Seller’s Disclosure Schedule sets forth (i) the net book value of such Purchased Assets as of the end of the Seller fiscal quarter immediately preceding the date of this Agreement or (ii) if acquired subsequent to such date, the net book value of such Purchased Assts as of the date of their acquisition.

3.16 Disclosure. Seller has provided Purchaser true and complete copies of all documents and information possessed by it requested in writing by Purchaser relating to the Purchased Assets.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that the following are true and correct as of the date hereof:

4.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Japan.

4.2 Authority; Enforceability. Purchaser has the requisite corporate power and corporate authority to enter into the Transaction Agreements and to carry out the Transaction. All corporate proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of the Transaction Agreements and the consummation of the Transaction have been or will be as of the Closing properly taken. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and each of the Ancillary Agreements after the Closing will have been duly and validly executed and delivered by Purchaser and will constitute, a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditors’ rights generally and rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser do not and will not (a) breach, violate or conflict with any provision of the charter documents of Purchaser, as amended to date, (b) conflict with or violate any material law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Purchaser or (c) prohibit consummation by Purchaser of the transactions contemplated by the Transaction Agreements. No consent, approval or authorization of or filing with any Governmental Authority, or any other Person, is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby.

4.4 Brokers’ or Finders’ Fees. Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Transaction Agreements or any transaction contemplated by the Transaction Agreements. Purchaser has not taken any action or entered into any agreement or understanding that will cause Seller to incur any of the foregoing liabilities.

4.5 Litigation. There is no Action pending or, to the Knowledge of Purchaser, threatened against, relating to or affecting the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE 5

COVENANTS

5.1 Operation of the Business. Seller agrees, prior to the Closing, to operate the Purchased Assets in the ordinary course of business and, without the prior written consent of Purchaser, such consent to not be unreasonably withheld or delayed, shall not: (a) mortgage, pledge or allow any Lien (other than Permitted Liens) on any of the Purchased Assets; (b) except for dispositions of Inventory in the ordinary course of business, sell, license, assign or transfer any of the Purchased Assets; or (c) enter into any agreement or commitment to do any of the actions set forth in (a) or (b) above. Seller further agrees, prior to Closing, to use its commercially reasonable efforts (i) to maintain the Tangible Assets in good operating condition, subject only to ordinary wear and tear, (ii) to maintain the Inventory in usable and saleable condition, and (iii) to promptly inform Purchaser of any destruction, damage to or loss of any of the Purchased Assets that would have, or would be reasonably expected to have, a Material Adverse Effect. Seller further agrees, prior to the Closing, to transfer or otherwise make available to Purchaser, at Purchaser’s sole expense, the benefit of all warranties and similar protections applicable to the Tangible Assets, to the extent such warranties and protections may be transferred or otherwise made available to Purchaser. As soon as possible following the execution of this Agreement, Purchaser and Seller will establish a manufacturing transition team, which will meet and confer at mutually agreed times and as necessary or appropriate with the goal of ensuring that the manufacturing and related operations at the JV1/JV2 Facilities can be effectively and efficiently transitioned to Purchaser’s operation and control at the Closing.

5.2 Equipment Leases. With respect to the equipment used in the JV1/JV2 Facilities up to the date of this Agreement, which equipment is leased or rented by Seller pursuant to agreements which expire more than six (6) months after the Closing Date, as set forth on Schedule 5.2 attached hereto, Seller shall assign such leases (the “Assigned Leases”) to Purchaser and Purchaser shall accept such assignment and assume all obligations thereunder. Seller shall be responsible for obtaining any consents required for the foregoing assignments. With respect to equipment leases that expire less than six (6) months after the Closing Date, as set forth on Schedule 5.2 attached hereto, Seller shall use commercially reasonable efforts to extend the term of the applicable agreement through the date which is six (6) months after the Closing Date, as requested by Purchaser. Purchaser shall use its commercially reasonable efforts to renegotiate the terms of such agreement or enter into new lease agreement with the lessor. To the extent Purchaser is unable to execute new leases at the Closing Date, Seller shall assign such extended leases to Purchaser (such leases also being “Assigned Leases”) and Purchaser shall accept such assignment and assume all obligations under such Assigned Leases. Seller shall be responsible for obtaining any consents required for the foregoing assignments.

5.3 Other Agreements. Seller shall use commercially reasonable efforts to assign the Assigned Contracts to Purchaser. Such Assigned Contracts, together with the agreements set forth on Schedule 5.3, represent all software license agreements, equipment maintenance agreements or other agreements for products or services that are reasonably necessary for Purchaser to operate the JV1/JV2 Facilities and the Tangible Assets in substantially the same manner as operated by Seller as of the date of this Agreement and as of the Closing (other than with respect to rights or services provided to Purchaser by Seller (or an Affiliate of Seller) pursuant to agreements between the parties or the Ancillary Agreements).

5.4 Access.

(a) Prior to the Closing, Seller shall provide Purchaser with reasonable access during normal business hours to the Purchased Assets and information reasonably related thereto and to the Transaction as Purchaser may reasonably request. While visiting in the JV1/JV2 Facilities, Purchaser shall at all times fully comply with Seller’s plant rules and regulations provided to Purchaser as well as all reasonable instructions that may be issued by Seller’s employees or personnel accompanying such employees or representatives of Purchaser. Each party shall, at its own expense, indemnify and hold harmless the other party and its employees from and against any and all direct losses or damages without limitation to any of the other party’s property or loss of personal health or life, caused by the indemnifying party’s representatives during any such visit. Without limiting the generality of the foregoing, Purchaser shall perform a final due diligence review of the Purchased Assets within five (5) business days prior to the Closing, solely for the purpose of confirming (i) the condition and existence of the Purchased Assets at the time of Closing, (ii) that there has been no Material Adverse Effect and (iii) the amounts of Inventory (including work-in-process) and raw materials located at the JV1/JV2 Facilities. Seller shall use commercially reasonable efforts to locate and provide any of the information requested by Purchaser, and Purchaser shall use its commercially reasonable efforts to minimize any disruption to Seller’s business in connection with the conduct of the process contemplated herein. Seller shall receive reasonable advance notice of and shall have the right to participate in, any discussions Purchaser might have with any foreign, federal or state Governmental Authorities about Seller or the Purchased Assets.

(b) Following the Closing, upon Purchaser’s reasonable request and at Purchaser’s expense, Seller shall use commercially reasonable efforts to provide to Purchaser copies of any books, records and/or documents that are not Purchased Assets but that are useful for Purchaser to operate the JV1/JV2 Facilities and the Tangible Assets, and to perform the Assigned Leases, in substantially the same manner as operated by Seller as of the date of this Agreement and as of the Closing Date.

(c) Notwithstanding anything in this Section to the contrary, under no circumstances shall Seller be required to provide to Purchaser or its Representatives access to any privileged attorney-client communications or work product of Seller. With respect to information covered by existing confidentiality agreements between Seller and third parties, Seller and Purchaser will make commercially reasonable efforts to obtain waivers or otherwise allow for Seller to disclose such information to Purchaser.

5.5 Approvals and Consents. The Parties agree to use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transaction, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Transaction for the purpose of securing to the Parties hereto the benefits contemplated by this Agreement. Such waivers, consents and approvals that are necessary to avoid a Material Adverse Effect are listed on Schedule 5.5 attached hereto (the “Material Consents”).

5.6 Insurance. Seller shall maintain the insurance policies listed in Section 3.7 of Seller’s Disclosure Schedule in full force and effect, including the full and timely payment of all applicable premiums, through the Closing.

5.7 Inventory. Seller shall have on hand at the JV1/JV2 Facilities and, other than with respect to raw materials, transfer to Purchaser hereunder at the Closing, sufficient Inventory and raw materials to permit Purchaser to fabricate products so as to satisfy (i) that portion of Seller’s initial purchase order under the Foundry Agreement to be delivered within forty-five (45) days after the Closing and (ii) that portion of Purchaser’s then-current purchase order under the Foundry Agreement dated as of March 31, 2005 between Purchaser and Seller to be delivered within forty-five (45) days after the Closing. Schedule 5.7 attached hereto lists the vendors of the raw materials utilized at the JV1/JV2 Facilities as of the date of this Agreement and the raw materials supplied by each such vendor. The manufacturing transition team referenced in Section 5.1 above will meet periodically, but no less than monthly, to review and address any issues with respect to the foregoing Inventory, work-in-process and raw materials with the goal of ensuring that Seller complies with the covenants contained in this Section 5.7. Without limiting the generality of the foregoing, the manufacturing transition team will discuss and determine whether, in light of the applicable lead times for ordering raw materials, any additional raw materials are required for the effective and efficient transition of manufacturing and related operations at the JV1/JV2 Facilities to Purchaser’s operation and control at the Closing.

5.8 Further Assurances. After the Closing, each Party will, at the reasonable request of the other Party, and without further consideration, execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, as the other Party may reasonably deem necessary in order to transfer, convey and assign the Purchased Assets to Purchaser and to assign the Assumed Liabilities to Purchaser.

5.9 Lease Financing. Purchaser and Seller shall, as promptly as reasonably practicable and in no event later than December 31, 2006, use their commercially reasonable efforts to obtain alternate lease financing in form reasonably acceptable to Purchaser for the equipment that is currently leased pursuant to the Master Rental Agreement (Contract No. LFLEAA05), dated July 16, 2003, by and between GE Capital Leasing K.K. and Spansion Japan. (the “GE Lease”), which equipment is listed in Part B of Exhibit 1 to Exhibit C to the Master Lease Agreement, such that Purchaser shall have the right to lease such equipment for a Monthly Rental amount (as defined in the Master Lease Agreement) equal to the Japan GAAP depreciation amount. In the event that such financing cannot be obtained as provided above, Seller shall purchase the foregoing equipment no later than December 31, 2006 and lease such equipment to Purchase under Schedule No. 1 to the Master Lease Agreement for a Monthly Rental amount (as defined therein) equal to the Japan GAAP depreciation amount.

5.10 Other Ancillary Agreements. Purchaser and Seller shall use their commercially reasonable efforts to finalize forms of a Services Agreement, Sort Services Agreement and Wafer Processing Services Agreement within thirty (30) days from the date of this Agreement that are reasonably acceptable to Purchaser and Seller.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller to be discharged under this Agreement on or prior to the Closing are subject to satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by Seller at or prior to the Closing).

6.1 Assignment and Assumption Agreement. Purchaser shall have executed the Assignment and Assumption Agreement and any other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary to transfer the Assumed Liabilities to Purchaser in accordance with the terms hereof and consummate the Transaction.

6.2 No Legal Action. No Action relating to the Transaction will have been instituted or threatened before any court or by any Governmental Authority which presents a substantial risk of the restraint or prohibition of the Transaction or the obtaining of material damages or other material relief in connection therewith.

6.3 Accuracy of Representations and Warranties. Each of the representations and warranties of Purchaser contained in this Agreement or in any other document or agreement referenced in this Agreement and signed or delivered by or on behalf of Purchaser shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

6.4 Performance of Obligations. Purchaser shall have in all material respects performed and complied with all of the agreements, covenants and obligations required under this Agreement (including each of the Exhibits hereto attached) to be performed or complied with by Purchaser prior to or at the Closing.

6.5 Governmental Approvals. All filings that are required, if any, to have been made by the Parties with any Governmental Authority in order to carry out this Agreement shall have been made and all authorizations, consents and approvals from any Governmental Authority required to carry out this Agreement shall have been received and any applicable waiting periods shall have expired.

6.6 Compliance Certificate. Purchaser shall have delivered to Seller a certificate, executed by the appropriate officers of Purchaser, certifying that the conditions specified in Sections 6.3 through 6.5 (insofar as they are to be performed by Purchaser) have been fulfilled.

6.7 Consents and Waivers. Seller shall have obtained the Material Consents.

6.8 Ancillary Agreements. Purchaser shall have executed the Ancillary Agreements, including a Services Agreement, Sort Services Agreement and Wafer Processing Services Agreement in forms reasonably acceptable to Seller.

6.9 Agreements to be Terminated. The agreements set forth on Schedule 6.9 shall be terminated and shall be of no further force and effect.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to be discharged under this Agreement on or prior to the Closing are subject to satisfaction of the following conditions at or prior to the Closing (unless expressly waived in writing by Purchaser at or prior to the Closing).

7.1 Conveyance. Seller will have executed and delivered to Purchaser the Bill of Sale and any other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary to transfer the Purchased Assets to Purchaser in accordance with the terms hereof and consummation of the Transaction.

7.2 No Legal Action. No Action relating to the Transaction will have been instituted or threatened before any court or by any Governmental Authority which presents a substantial risk of the restraint or prohibition of the Transaction or the obtaining of material damages or other material relief in connection therewith or which could materially adversely affect the ability of Purchaser to own and operate the Purchased Assets.

7.3 Accuracy of Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement or in any other document or agreement referenced in this Agreement and signed or delivered by or on behalf of Seller shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

7.4 Performance of Obligations. Seller shall have in all material respects performed and complied with all of the agreements, covenants and obligations required under this Agreement (including each of the Exhibits hereto attached) to be performed or complied with by Seller prior to or at the Closing.

7.5 Consents and Waivers. Seller shall have obtained all Material Consents.

7.6 Governmental Approvals. All filings that are required, if any, to have been made by the Parties with any Governmental Authority in order to carry out this Agreement shall have been made and all authorizations, consents and approvals from any Governmental Authority required to carry out this Agreement shall have been received and any applicable waiting periods shall have expired.

7.7 Compliance Certificate. Seller shall have delivered to Purchaser a certificate, executed by the appropriate officers of Seller, certifying that the conditions specified in Sections 7.3 and 7.6 (insofar as they are to be performed by Seller) have been fulfilled.

7.8 Ancillary Agreements. Seller shall have executed the Ancillary Agreements, including a Services Agreement, Sort Services Agreement and Wafer Processing Services Agreement in forms reasonably acceptable to Purchaser.

7.9 Material Adverse Effect. There shall not have been a Material Adverse Effect.

7.10 Inventory. The Inventory, work-in-process and raw materials on hand at the JV1/JV2 Facilities and transferred to Purchaser hereunder shall conform to the description thereof set forth in Section 5.7 above in all material respects.

7.11 Equipment Leases. The expiration date of each of the Assigned Leases, other than the GE Lease, shall occur no less than six (6) months following the Closing Date.

7.12 Agreements to be Terminated. The agreements set forth on Schedule 6.9 shall be terminated and shall be of no further force and effect.

7.13 Seconded Employees. At least ninety-five percent (95%) of the employees set forth on Schedule 2.1.3 of the Secondment and Transfer Agreement in the form attached as Exhibit E as to each of (i) Engineers/Staff and (ii) Operator/Maintainer/Technician/Engineering Assistant (or in either case their comparable replacements) shall be available for secondment to Purchaser on the Closing Date.

ARTICLE 8

CONFIDENTIAL INFORMATION; PUBLIC COMMUNICATIONS

8.1 Non-Disclosure. The Parties acknowledge that Seller and Purchaser have previously executed a non-disclosure agreement dated January 25, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

8.2 Public Communications. The initial press releases with respect to the execution of this Agreement shall be reasonably acceptable to Seller and Purchaser.

ARTICLE 9

INDEMNIFICATION

9.1 Survival of Representations and Covenants.

(a) The representations and warranties of the Parties in this Agreement shall survive the Closing: (a) indefinitely, with respect to Sections 3.2 and 4.2; (b) for a period of five (5) years, with respect to Section 3.11; and (c) for a period of eighteen (18) months, with respect to all other representations and warranties.

(b) The representations, warranties, covenants and obligations of the respective Parties, and the rights and remedies that may be exercised by any of them, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by, or the knowledge of, any of the Parties or any of their Representatives.

9.2 Indemnification by Seller.

(a) Subject to the provisions of this Section 9.2 and Sections 9.1 and 9.5, Seller shall hold harmless and indemnify Purchaser from and against, and shall compensate and reimburse Purchaser for, any Damages which are suffered or incurred by Purchaser (regardless of whether or not such Damages relate to any third-party claim) arising or resulting from:

(i) any breach of any representation or warranty made by Seller in this Agreement or any other Transaction Agreement (except for the Foundry Agreement);

(ii) any breach of any covenant or obligation of Seller contained in this Agreement or any other Transaction Agreement (except for the Foundry Agreement); and

(iii) any Liabilities that are not Assumed Liabilities, including (without limitation) all Excluded Liabilities (provided that Seller shall have no obligation to indemnify Purchaser with respect to any Excluded Liabilities that arise from violations of Environmental Laws that relate to, arise out of or are incurred in connection with Seller’s use, operation or possession of the JV1/JV2 Facilities or the Purchased Assets prior to June 30, 2003 or after the Closing).

(b) Seller’s maximum liability under this Section 9 for breaches of representations and warranties under this Agreement and under any other Transaction Agreement (other than the Foundry Agreement) shall be limited to four billion two hundred sixty-seven million five hundred ninety-nine thousand four hundred twenty (4,267,599,420) Japanese Yen; provided, however, that the foregoing limitation shall not apply to (i) any Excluded Liabilities (provided that Seller shall have no obligation to indemnify Purchaser with respect to any Excluded Liabilities that arise from violations of Environmental Laws that relate to, arise out of or are incurred in connection with Seller’s use, operation or possession of the JV1/JV2 Facilities or the Purchased Assets prior to June 30, 2003 or after the Closing) or (ii) any Damages arising from Seller’s fraud.

(c) Seller is not required to make any indemnification payment hereunder for breaches of representations and warranties unless a claim is initiated prior to expiration of the applicable survival period set forth in Section 9.1(a).

(d) Seller shall not be required to make any indemnification payment hereunder for breaches of representations and warranties in this Agreement or any other Transaction Agreement unless the Damages for all such breaches exceed, in the aggregate, at least twenty-five million (25,000,000) Japanese Yen, in which event Seller shall be required to pay all such Damages.

9.3 Indemnification by Purchaser.

(a) Subject to the provisions of this Section 9.3 and Sections 9.1 and 9.5, Purchaser shall hold harmless and indemnify Seller from and against, and shall compensate and reimburse Seller for, any Damages which are suffered or incurred by Seller (regardless of whether such Damages relate to any third-party claim), arising or resulting from:

(i) any breach of any representation or warranty made by Purchaser in this Agreement or any other Transaction Agreement (except for the Foundry Agreement);

(ii) the Assumed Liabilities; and

(iii) any breach of any covenant or obligation of Purchaser contained in this Agreement or any other Transaction Agreement (except for the Foundry Agreement).

(b) Purchaser’s maximum liability under this Section 9 for breaches of representations and warranties in this Agreement and under any other Transaction Agreement (other than the Foundry Agreement), shall be limited to four billion two hundred sixty-seven million five hundred ninety-nine thousand four hundred twenty (4,267,599,420) Japanese Yen; provided, however, that the foregoing limitation shall not apply to (i) any Assumed Liabilities or (ii) any Damages arising from Purchaser’s fraud.

(c) Purchaser is not required to make any indemnification payment hereunder for breaches of representations and warranties unless a claim is initiated prior to expiration of the applicable survival period set forth in Section 9.1(a).

(d) Purchaser shall not be required to make any indemnification payment hereunder for breaches of representations and warranties in this Agreement or any other Transaction Agreement unless the Damages for all such breaches exceed, in the aggregate, at least twenty-five million (25,000,000) Japanese Yen, in which event Purchaser shall be required to pay all such Damages.

9.4 Defense of Third-party claims. In the event of the assertion or commencement by any Person of any Action (whether against Purchaser, Seller or any other Person) with respect to which a Party hereto is obligated hereunder to indemnify, hold harmless, compensate or reimburse any Person pursuant to this Section 9, the party to be indemnified (the “Indemnified Party”) shall reasonably promptly, but in any event within fifteen (15) days following the Indemnified Party’s actual knowledge thereof, notify the Person providing the indemnification hereunder (the “Indemnifying Party”) of such Action by providing notice to the Indemnifying Party; provided, however, the failure to give such notice shall not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party was materially prejudiced thereby. The Indemnifying Party shall have the right, at its election, to assume the defense of such Action at its sole expense. In the absence of any such election, the Indemnified Party may proceed with the defense of such Action, and the Indemnifying Party shall bear and pay all costs and expenses (including reasonable attorneys’ fees and costs) in connection with the Indemnified Party’s defense of any such Action (whether or not incurred by the Indemnified Party).

(a) If the Indemnifying Party assumes the defense of any such Action as provided for above:

(i) the Indemnifying Party shall proceed to defend such Action in a diligent manner with counsel reasonably satisfactory to the Indemnified Party;

(ii) the Indemnifying Party shall keep the Indemnified Party reasonably informed of all material developments and events relating to such Action;

(iii) the Indemnified Party shall make available to the Indemnifying Party any documents and materials in the possession or control of the Indemnified Party that may be necessary to the defense of such Action;

(iv) the Indemnified Party shall have the right to participate in the defense of such Action at its own expense; and

(v) unless the settlement involves solely cash payments, the Indemnifying Party shall not settle, adjust or compromise such Action without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

(b) If the Indemnified Party proceeds with the defense of any such Action:

(i) all expenses reasonably incurred by or on behalf of the Indemnified Party and relating to the defense of such Action shall be borne and paid exclusively by the Indemnifying Party;

(ii) the Indemnifying Party shall make available to the Indemnified Party any documents and materials in the possession or control of the Indemnifying Party that may be necessary to the defense of such Action;

(iii) the Indemnified Party shall keep the Indemnifying Party reasonably informed of all material developments and events relating to such Action; and

(iv) the Indemnified Party shall not settle, adjust or compromise such Action without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

9.5 Insurance Proceeds. To the extent any claim is covered by insurance held by the Indemnified Party, such Indemnified Party shall be entitled to indemnification pursuant to Article 11 only with respect to the amount of Damages that are in excess of the cash proceeds received by such Indemnified Party pursuant to such insurance. If such Indemnified Party receives such cash insurance proceeds prior to the time such claim is paid, then the amount payable by the Indemnifying Party pursuant to such claim shall be reduced by the amount of such insurance proceeds covering the claim. If such Indemnified Party receives such cash insurance proceeds after such claim is paid, then upon receipt by the Indemnified Party of any cash proceeds of such insurance with respect to such claim, such Indemnified Party shall repay any portion of such amount which was previously paid by the Indemnifying Party to the Indemnified Party in satisfaction of such claim.

9.6 Sole Remedy. Other than rights to equitable relief and, to the extent available under applicable law, claims for fraud, the sole remedy available to any Indemnified Party for breaches of this Agreement shall be limited to the rights set forth in this Article 9. In no event will any other Person except the named Indemnified Parties have any rights to any payments whatsoever.

ARTICLE 10

TERMINATION OF THIS AGREEMENT

10.1 Termination. This Agreement and the Transaction may be terminated at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by Seller if it is not in material breach of its respective representations, warranties, covenants and agreements under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser and (i) Purchaser has not cured such breach within thirty (30) days after notice of such breach to Purchaser (provided however, that, no cure period shall be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Article 6 would not be satisfied prior to the Closing Date;

(c) by Purchaser if it is not in material breach of its respective representations, warranties, covenants and agreements under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller and (i) Seller has not cured such breach within thirty (30) days after notice of such breach to Seller (provided however, that, no cure period shall be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Article 7 would not be satisfied prior to the Closing Date;

(d) by either party by written notice after July 31, 2007; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any Party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(e) by either Party by written notice if there shall be a final nonappealable order of a federal or state court of competent jurisdiction in effect preventing consummation of the Transaction; or

(f) by either Party by written notice if there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transaction by any Governmental Authority that would make consummation of such transactions illegal.

ARTICLE 11

GENERAL PROVISIONS

11.1 Payment of Expenses. Except as otherwise provided in this Agreement, Seller and Purchaser will each bear its own expenses incurred in connection with this Agreement and the consummation of the Transaction, including the fees and expenses of attorneys, accountants, brokers, finders and any other advisors engaged by each Party.

11.2 Relationship of the Parties. Seller and Purchaser will at all times be independent contractors, and nothing in this Agreement will be construed as creating a joint venture, partnership or agency relationship between the Parties.

11.3 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by telecopier) to the address or telecopier or facsimile number set forth beneath the name of such Party below (or to such other address or telecopier number as such Party shall have specified in a written notice given to the other Party hereto):

if to Purchaser, to:

Fujitsu Limited

1-1, Kamikodanaka 4-chome

Nakahara-ku

Kawasaki 211-8588

Japan

Attention: President

Telephone: (042) 532-1400

Facsimile: (042) 532-2400

with a copy (which shall not constitute notice) to:

Morrison & Foerster, LLP

Attention: Kenneth A. Siegel

AIG Building, 11F

1-1-3 Marunouchi

Chiyoda-ku, Tokyo 100-0005

Japan

Telephone: (03) 3214-6522

Facsimile: (03) 3214-6512

if to Seller, to:

Spansion Japan Limited

1-14 Nisshin-Cho

Kawasaki-ku, Kawasaki-shi

Kanagawa 210-0024

Japan

Attention: President

Telephone: +81-44-223-1716

Facsimile: +81-44-223-1800

with a copy (which shall not constitute notice) to:

Spansion Inc. (for Spansion Inc., Spansion Technology Inc. and Spansion LLC)

Attention: General Counsel

915 DeGuigne Drive

PO Box 3453, M/S 251

Sunnyvale, California 94088

USA

Telephone: (408) 962-2500

Facsimile: (408) 616-6659

and with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

Attention: Tad J. Freese

140 Scott Drive

Menlo Park, California 94025

USA

Telephone: (650) 328-4600

Facsimile: (650) 463-2800

11.4 Governing Law; Dispute Resolution. This Agreement will be governed by and construed, and the rights and obligations of the Parties shall be determined, in accordance with the laws of Japan without giving effect to principles of conflict of laws. If any Party to a dispute or controversy concerning the rights, benefits or obligations set forth in this Agreement determines that a reasonable attempt at settlement has failed, binding arbitration conducted in accordance with the dispute resolution procedure set forth in Schedule B attached hereto shall be the exclusive and final forum for settling any disagreement, dispute, controversy or claim arising out of or in any way related to this Agreement or the subject matter thereof or the interpretation hereof or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity hereof.

11.5 Assignability; Third-Party Rights. This Agreement shall be binding upon Seller and its successors and permitted assigns (if any) and Purchaser and its successors and permitted assigns (if any). This Agreement shall inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns (if any). Subject to Section 11.17 below, this Agreement may not be assigned by either Party without the prior written consent of the other Party. Nothing in this Agreement, express or implied, will be deemed to confer upon any other Person, any rights or remedies under, or by reason of, this Agreement.

11.6 Remedies Cumulative; Specific Performance. Except as otherwise provided in this Agreement, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The Parties agree that, in the event of breach or threatened breach of the provisions of this Agreement, the damage or imminent damage to the value and the goodwill of the non-breaching

Party and such Party’s business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the Parties agree that the non-breaching Party shall be entitled to seek injunctive relief against the breaching Party in the event of any breach or threatened breach of such provisions and to enforce specifically this Agreement, in addition to any other relief (including damages) available to a Party under this Agreement or under applicable law.

11.7 Waiver. No failure or delay on the part of any Party hereto to exercise any right or remedy under this Agreement shall operate as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy shall preclude any other or further exercise thereof. No Party shall be deemed to have waived any claim arising out of this Agreement, or any right or remedy under this Agreement, unless the waiver of such claim, right or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party.

11.8 Amendments. This Agreement may not be amended, modified or supplemented other than by a written instrument duly executed and delivered by a duly authorized officer on behalf of Purchaser and Seller, respectively.

11.9 Headings. The section and other headings contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

11.10 Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” Wherever in this Agreement words indicating the plural number appear, such words will be considered as words indicating the singular number and vice versa where the context indicates the propriety of such use.

11.11 Preparation of this Agreement. Each of the Parties hereby acknowledges and agrees that (a) Purchaser and Seller jointly and equally participated in the drafting of this Agreement and all other agreements contemplated hereby, (b) both Purchaser and Seller have been adequately represented and advised by legal counsel with respect to this Agreement and the Transaction and (c) no presumption shall be made that any provision of this Agreement shall be construed against either Party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.

11.12 Severability. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.13 Entire Agreement. The schedules and exhibits attached hereto are incorporated into this Agreement by reference. This Agreement, the Confidentiality Agreement, the Ancillary Agreements and the schedules and exhibits hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral between the Parties with respect to the subject matter hereof. If there is any discrepancy or inconsistency between the terms of this Agreement and any other agreement executed by or on behalf of Seller to transfer any of the Purchased Assets or assign any of the Assumed Liabilities, the terms of this Agreement will supersede and replace the terms of any such other agreement with respect to any such discrepancy or inconsistency.

11.14 Counterparts. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original, and all such counterparts will together constitute but one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.

11.15 No Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE STATUS OR CONDITION OF THE PURCHASED ASSETS, WHETHER EXPRESS OR IMPLIED, AND NO WARRANTY OF MERCHANTABILITY, FITNESS FOR INTENDED OR PARTICULAR USE OR OTHERWISE.

11.16 Spansion Guaranties. Spansion U.S., as the sole stockholder of STI and the owner of a sixty percent (60%) membership interest in Spansion LLC, STI, as the owner of a forty percent (40%) membership interest in Spansion LLC, and Spansion LLC, as the sole stockholder of Seller, are parties to this Agreement solely in their capacities as Guarantors. Spansion LLC hereby agrees to take all actions necessary to cause Seller to comply with the terms and conditions of this Agreement. Spansion LLC further hereby guarantees, and shall be fully liable for, Seller’s performance of all of Seller’s obligations hereunder. Spansion U.S. and STI each hereby agrees to take all actions necessary to cause Spansion LLC to comply with the terms of this Section 11.16. Spansion U.S. hereby agrees to take all actions necessary to cause STI to comply with the terms of this Section 11.16.

11.17 Purchaser Subsidiary. At any time prior to the Closing, Purchaser shall have the right, upon prior written notice to Seller, to substitute a majority-owned subsidiary of Purchaser as a party to this Agreement in place of Purchaser, provided that such substitution shall not reliever Purchaser of its obligations under this Agreement. Except as set forth in the preceding sentence, upon any such substitution, such subsidiary shall immediately be deemed to the Purchaser for all purposes of this Agreement.

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IN WITNESS WHEREOF, Purchaser and Seller have each caused this Agreement to be executed as of the date first written above.

“SELLER” SPANSION JAPAN LIMITED

By	/s/ Kazunori Imaoka

Name	Kazunori Imaoka
Title	President

“PURCHASER” FUJITSU LIMITED

By	/s/ Hiroaki Kurokawa

Name	Hiroaki Kurokawa
Title	President

S-1

Solely for purposes of Section 11.16: SPANSION INC.

By	/s/ Robert C. Melendres

Name	Robert C. Melendres
Title	Executive Vice President and General Counsel

SPANSION TECHNOLOGY INC.

By	/s/ Robert C. Melendres

Name	Robert C. Melendres
Title	Executive Vice President and General Counsel

SPANSION LLC

By	/s/ Robert C. Melendres
Name	Robert C. Melendres
Title	Executive Vice President and General Counsel

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SCHEDULE A

DEFINITIONS

As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

(1) “Action” means any suit, litigation, arbitration or administrative proceeding before any Governmental Authority.

(2) “Agreement” is defined in the Preamble.

(3) “Ancillary Agreements” means the Master Lease Agreement in the form attached as Exhibit C, the Foundry Agreement in the form attached as Exhibit D, the Secondment and Transfer Agreement in the form attached as Exhibit E, and a Services Agreement, a Sort Services Agreement and a Wafer Processing Services Agreement, each in forms reasonably acceptable to Seller and Purchaser.

(4) “Applicable Law” means, with respect to a Person, any domestic or foreign, national, federal, territorial, state or local constitution, statute, law (including principles of common law), treaty, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, legally binding directive, judgment, decree or other requirement or restriction of any arbitrator or Government Authority applicable to such Person or any of its affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its affiliates).

(5) “Apportioned Obligations” is defined in Section 2.2(c).

(6) “Assigned Contracts” is defined in Section 1.1(e).

(7) “Assigned Leases” is defined in Section 5.2.

(8) “Assumed Liabilities” is defined in Section 1.4.

(9) “Closing” is defined in Section 2.3.

(10) “Closing Date” is defined in Section 2.3.

(11) “Confidentiality Agreement” is defined in Section 8.1.

(12) “Damages” means and includes any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature, provided, however, that in the event of any third-party claims or Action, indemnification for fees and expenses that constitute Damages shall be subject to the limitations in Article 11, and further provided that Damages may arise in connection with either a threatened or pending claim or other Action.

(13) “Environmental Law” means all Applicable Laws and applicable trade association rules (including the rules of JEITA) which regulate or relate to the protection or clean-up of the environment, the Handling or Release of Hazardous Substances, waste or materials, or other dangerous substances, wastes, pollution or materials (whether gas, liquid or solid), the health and safety of employees, or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources.

(14) “Excluded Assets” is defined in Section 1.3.

(15) “Excluded Liabilities” is defined in Section 1.5.

(16) “GE Lease” is defined in Section 5.9.

(17) “Governmental Authority” means any court, tribunal, arbitrator or any government or political subdivision thereof, whether foreign, federal, state or county, or any agency, authority, official or instrumentality of any such government or political subdivision.

(18) “Guarantors” is defined in the Preamble.

(19) “Handling” means any use, generation, storage, treatment, processing, transportation, recycling, disposal, or other handling or disposition of any kind, including the arrangement by contract, agreement or otherwise for such handling or disposition by any other Person.

(20) “Hazardous Substance” means any pollutants, contaminants, chemicals, waste; any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound; or any hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under, or which may form the basis of Liability under, any Environmental Laws. “Hazardous Substance” includes, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB’s, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products, fractions or by-products, radioactive substances, sludges and slag.

(21) “Indemnified Party” is defined in Section 9.4.

(22) “Indemnifying Party” is defined in Section 9.4.

(23) “Inventory” shall mean (i) all work-in-process inventory and (ii) all spare parts, miscellaneous consumables and miscellaneous tangible assets related solely to the JV1/JV2 Facilities or the Tangible Assets.

(24) “Japan GAAP” shall mean generally accepted accounting principles as applied in Japan.

(25) “JV1/JV2 Facilities” is defined in the Recitals.

(26) “Knowledge”, with respect to any Person, means the actual knowledge of the executive officers of such Person after reasonable inquiry.

(27) “Law” or “law” means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of Japan, the United States or any other nation, or any state, county, city or other political subdivision thereof or of any Governmental Authority.

(28) “Liability” means any direct or indirect obligation, indebtedness, liability, claim, loss, damage (including punitive or exemplary damages and fines or penalties or interest thereon), deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.

(29) “Lien” means any lien, including any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

(30) “Material Adverse Effect” means any change or changes or effect or effects (including work stoppages) that individually or in the aggregate are or may reasonably be expected to be materially adverse to the Purchased Assets or the ownership, possession or use thereof or to Purchaser’s ability to operate the JV1/JV2 Facilities or the Tangible Assets and perform the Assigned Leases and the Assigned Contracts in substantially the same manner as operated and performed by Seller as of the date of this Agreement (excluding any changes in the ordinary course of business) or as of the Closing Date.

(31) “Party” means each of Seller and Purchaser.

(32) “Permits” is defined in Section 3.9.

(33) “Permitted Liens” means (a) Liens for Taxes or charges or claims by a Governmental Authority (i) not yet due and payable, or (ii) being contested in good faith in appropriate Actions, (b) statutory Liens of landlords, Liens of carriers, workmen, repairmen, warehousepersons, mechanics and materialpersons and other similar Liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable, or (ii) being contested in good faith in appropriate Actions, (c) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case incurred or made in the ordinary course of business, consistent with past practice, (d) easements, covenants, restrictions, rights of way, and other non-monetary imperfections of title or encumbrances that are a matter of public record and do not, individually or in the aggregate, materially affect the marketability of the property subject thereto or materially interfere with the present or proposed use of such property, (e) other encumbrances or minor matters that individually or in the aggregate are not material in amount and do not materially detract from or interfere with the value or the present or intended use of the property to which such encumbrance(s) relate(s), (f) zoning, building or similar restrictions relating to or affecting property which would not, individually or in the aggregate, materially interfere with the present use or intended use of the affected property or (g) conditions which would be disclosed by a survey or physical inspection which, in either case, would not individually or in the aggregate materially interfere with the present use or intended use of the affected property.

(34) “Permitted Title Exceptions” means (a) Liens for Taxes not yet due and payable or for Taxes being contested in good faith in appropriate Actions; (b) easements, covenants, conditions, restrictions, rights of way, non-monetary encumbrances and non-monetary title defects which do not, individually or in the aggregate, materially interfere with the right or ability of Seller or Purchaser to use or operate the affected property; (c) workmen’s, repairmen’s, mechanics’, carriers’ or other similar Liens arising or incurred in the ordinary course of business for sums (i) not yet due and payable or (ii) being contested in good faith in appropriate actions; (d) zoning, building, or similar restrictions relating to or affecting property which do not, individually or in the aggregate, materially interfere with the right or ability of Seller to use or operate the affected property, (e) Liens affecting the interest of the owner of the land underlying any right of way or easement benefiting the JV1/JV2 Facilities; or (f) conditions which would be disclosed by a current, accurate survey or physical inspection which, in either case, do not individually or in the aggregate materially interfere with the right or ability of Seller to use and operate the affected property in the conduct of Seller’s business.

(35) “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

(36) “Post-Closing Period” means any taxable period beginning on the day immediately following Closing Date or, in the case of any tax period which commences on the Closing Date, the portion of such period beginning on the Closing Date.

(37) “Pre-Closing Period” means the taxable period ending on the day immediately preceding the Closing Date.

(38) “Purchased Assets” is defined in Section 1.1.

(39) “Purchase Price” is defined in Section 2.1.

(40) “Purchaser” is defined in the Preamble.

(41) “Release” means any release, threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

(42) “Representatives” means officers, directors, employees, managers, agents, attorneys, accountants, advisors and representatives.

(43) “Seller” is defined in the Preamble.

(44) “Seller’s Account” is defined in Section 2.1.

(45) “Seller’s Disclosure Schedule” means a schedule attached hereto and delivered to Purchaser which sets forth exceptions to the representations and warranties contained in Article 3 of this Agreement.

(46) “Tangible Assets” is defined in Section 1.1(a).

(47) “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

(48) “Tax Authority” means Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

(49) “Tax Return” shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law related to any Tax.

(50) “Transaction” shall mean, collectively, the transactions contemplated by this Agreement.

(51) “Transaction Agreements” shall mean this Agreement and all other agreements, certificates and instruments executed or contemplated to be executed by Purchaser and/or Seller in connection with the Transaction, including the Ancillary Agreements.

(52) “Transfer Taxes” means all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets or assumption of Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.